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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-23695) pertaining to the Amended and Restated Incentive Compensation Plan of Stericycle, Inc., in the Registration Statement on Form S-8 (Registration No. 333-24185) pertaining to the Directors Stock Option Plan of Stericycle, Inc., and in the Registration Statement on Form S-8 (Registration No. 333-48761) pertaining to the 1997 Stock Option Plan of Stericycle, Inc. of our report dated March 16, 1999, with respect to the consolidated financial statements of Stericycle, Inc. and Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 1998.


                                       /s/ Ernst & Young LLP


Chicago, Illinois
March 31, 1999